Exhibit 3.27.1
MEMORANDUM
AND
ARTICLES OF ASSOCIATION
OF
NAV HOLDINGS LIMITED
1. NAME:
The name of the Company is NAV Holdings Limited
2. REGISTERED OFFICE:
The registered office of the Company shall be at 13/16 Vincenti Buildings Strait Street, Valletta, VLT08 Malta.
3. NATURE
The company is being constituted as a private limited liability company.
4. OBJECTS
The objects for which the company is established are: -
To carry on the following activities which, except for the holding of shares in Maltese companies, are limited to activities outside Malta and to such other activities as are necessary for its operations from Malta:-
(a)	To subscribe for, acquire, hold, manage, administer, dispose of or otherwise deal with, directly or indirectly, any shares, stocks, debentures, debenture stock, bonds, notes, options, interests, in or securities of all kinds of any company, corporation, entity, partnership or other body of persons, only in the name of and on behalf of the company.

(b)	To acquire and undertake the whole or any part of the business, property and liabilities of any person or company carrying on any business which the company is authorised to carry on.

(c)	To hold shares and investment portfolios in corporate bodies engaged in activities similar or ancillary to those performed by the company.

(d)	To purchase, take by title of emphyteusis, lease or exchange or otherwise acquire any immovable or movable property, and any rights or licences which the company may deem necessary or convenient for the purposes of its business.

(e)	To construct, improve and manage offices, stores or other buildings which may be required in connection with the company’s business.

(f)	To borrow, or in any manner raise money, without any limit, for the purpose of or in connection the company’s business; to secure the repayment of any monies borrowed or any other obligations by giving hypothecary or other security upon the whole or part of the movable and immovable property of the company.

(g)	To sell, lease, hypothecate or otherwise dispose of the whole or any part of the property or assets of the company.

(h)	To guarantee the performance of obligations on the payment of money by any person and to mortgage or charge its assets for that purpose.

(i)	To lend or advance money, with or without security, to corporate bodies engaged in activities similar on ancillary to those performed by the company or to corporate entities in which the company shall acquire participations or similar holdings, only where necessary and in relation to the business of the company.

(j)	To carry on any other business which may seem to the company capable of being conveniently carried on in connection with its business and calculated directly or indirectly to enhance the value of the company’s property or rights.

(k)	To do such things as are incidental or conducive to the attainment of the objects and the exercise of the powers of the company.
The objects set forth in this clause shall not be restrictively construed but the widest interpretation shall be given thereto. None of the above described objects and powers shall be deemed subsidiary or ancillary to any other object or power mentioned therein. The Company shall have full power to exercise all or any of the powers and to achieve or to endeavor to achieve all or any of the objects conferred by and provided in any one or more of the said sub-clauses.
Except as provided in the Income Tax Acts and without prejudice to anything contained therein, nothing in the foregoing should be construed as enabling or empowering the company to carry on any Trading Activities with persons resident in Malta, any wholesale or retail trade in Malta, to compete with local tour operators, to import merchandise for re-sale locally in its imported state or to deal in real estate situated in Malta.
Furthermore, nothing in the foregoing shall be construed as enabling or empowering the company to carry on the business of Financial Services as defined in the Banking Act 1994, the Financial Institutions Act 1994 and the Investment Services Act 1994, without a licence or other appropriate authorisation from the respective competent authority, to exercise investment discretions on behalf of another party, or manage or give advice relating to any investment portfolio belonging to another party or to buy, sell, hold, market, advertise, subscribe for, underwrite or otherwise handle any security or investment vehicle as agent or to act in the capacity of insurance agent or broker, or to be engaged in the business of banking, or to carry on the activities of a collective investment scheme, or to act as manager or custodian of such a scheme.

5. CAPITAL
The authorised share capital of the Company is two thousand United States Dollars (US$ 2,000) divided into two thousand ordinary shares of one United States Dollars (US$ 1.00) each.
The initial Issued Share Capital of the Company is two thousand United States Dollars (US$ 2,000) divided into two thousand ordinary shares of one United States Dollars (US$ 1.00) each, fully paid up.
6. DIRECTORS
The administration and management of the company shall be vested in the Board of Directors which shall be composed of not more than six Directors.
The first directors of the company are-
Anna Kalathakis having her residential address at 30, Xenofontos Street, Athens Greece, holder of Greek Passport number T 592787
Vasiliki Papaefthymiou having her residential address at 23, Larissis Street, Athens, Greece, holder of Greek Passport number AB1073211
Angeliki Frangou having his residential address at 85, Akti Miaouli, Piraeus, Greece holder of Greek passport number AB0641994
7. COMPANY SECRETARY
The first company secretary is: -
Mr. Bernard Zammit (ID No. 281161(M))
5, San Salvatore, Alfred Gauci Street,
St. Julians, Malta.
8. JUDICIAL AND LEGAL REPRESENTATION
The legal and judicial representation of the Company shall be exercised by:
Anna Kalathakis having her residential address at 30, Xenofontos Street, Athens Greece, holder of Greek Passport number T 592787
Vasiliki Papaefthymiou having her residential address at 23, Larissis Street, Athens, Greece, holder of Greek Passport number AB1073211
Angeliki Frangou having his residential address at 85, Akti Miaouli, Piraeus, Greece holder of Greek passport number AB0641994
9. SUBSCRIBERS
We, the undersigned, hereby agree to form a limited liability company in terms of this Memorandum of Association, together with the attached Articles of Association, and we hereby agree to take up the number of shares indicated below against our respective names.

Navios Maritime Holdings Inc.	1,999 Ordinary Shares
Ajeltake Road, Ajeltake Island
Majuro, Marshall Islands, MH 96960
(Registration number 8116)

Camco Holdings Ltd (C 20470)	1 Ordinary Share
13/16 Vincenti Buildings
Strait Street, Valletta, Malta

Signed

/s/ Dr. Robert Radmilli	/s/ Mr. Bernard Zammit

Dr. Robert Radmilli B.A., LL.D.	Mr. Bernard Zammit
For and on behalf of	For and on behalf of
Navios Maritime Holdings Inc.	Camco Holdings Limited
(Shareholder 1,999/2000)	(Shareholder 1/2000)